Exhibit 99.1

HORIZON OFFSHORE REPORTS 2004 RESULTS
AND CLOSING OF DEBT REFINANCING

     Houston, Texas (March 31, 2005)—Horizon Offshore, Inc. (NASDAQ: HOFF) today reported a net loss for 2004 of $(54.5) million, or $(2.00) per share-diluted. This compares with a net loss of $(72.5) million, or $(2.74) per share-diluted, for 2003. For the three months ended December 31, 2004, Horizon reported a net loss of $(13.5) million, or $(0.48) per share-diluted compared with net loss of $(65.2) million, or $(2.46) per share-diluted for the fourth quarter of 2003.

     For the fiscal year 2004, gross profit was $27.8 million, or 10.9 percent, on revenues of $254.2 million, compared with gross profit of $6.5 million, or 2.4 percent, on revenues of $270.3 million for 2003. Pre-tax net loss was $(52.4) million, with an income tax expense of $2.1 million for 2004, compared with pre-tax net loss of $(80.1) million and an income tax benefit of $(7.6) million for 2003.

     The operating loss reported for 2004 includes a total of $28.6 million of reserves for claims and receivables and impairment losses compared with $54.4 million recorded in 2003. During 2004, the Company recorded an aggregate of $22.9 million of impairment losses on inventory, vessels, assets held for sale and goodwill and a $5.7 million reserve on the Iroquois Gas Transmission LP (Iroquois) claims and receivables. In March 2005, the Company settled its lawsuit against Iroquois for less than the carrying value of the receivable, and after providing for payments of $16.7 million to subcontractors, the Company collected $4.8 million. During 2003, Horizon recorded a $33.1 million reserve on the Pemex EPC 64 claim and $21.3 million of impairment losses on vessels.

     Interest expense for 2004 was $26.0 million, including $8.0 million interest paid in cash, $11.2 million paid-in kind and net $6.8 million primarily related to debt discount and deferred loan fee amortization associated with the 16% and 18% subordinated secured notes (collectively, the Subordinated Notes) issued during 2004. The total face value of outstanding debt was $232.8 million at December 31, 2004, compared to $171.5 million of outstanding debt at December 31, 2003. Interest expense was $9.5 million for 2003. Interest expense increased due to higher average outstanding debt balances, higher interest rates and other financing costs.

     Horizon also reported Adjusted EBITDA, as defined below, of $17.7 million for 2004 compared with $(28.7) million for 2003. The improvement in gross profit and Adjusted EBITDA is attributable to the Company’s Mediterranean and Mexican projects. The Company continues to incur losses from its domestic operations on the U.S. continental shelf in the Gulf of Mexico due to the poor market conditions in this competitive market. This competitive market and continued low level of demand have resulted in continued lower vessel utilization and adversely affected the Company’s revenues and profitability; however, the Company has seen a recent increase in bid activity.

     In order to meet its immediate liquidity needs, the Company has incurred a substantial amount of debt due to three consecutive years of operating and net losses and issued an aggregate of $113.7 million, including paid-in-kind interest, face value of Subordinated Notes in 2004. In light of the Company’s substantial debt and inability to repay the portion maturing in 2005 and the Company’s continued need for working capital necessary to support its operations, the Company’s management has explored a significant number of financing alternatives. In March 2005, the Company’s negotiations to obtain additional financing to refinance its indebtedness maturing in 2005 failed. As a result, the Company’s only alternative to commencing bankruptcy proceedings was to proceed to implement its previously announced recapitalization plan with the holders of the Subordinated Notes in two steps. The first step consisted of two senior secured term loans of $30 million and $40 million (the Senior Credit Facilities) that was completed on March 31, 2005, pursuant to which the Company will repay the $25.6 million outstanding under its revolving credit facility with The CIT Group/Equipment Financing, Inc. (CIT Group) maturing in May 2005, make a $2.0 million prepayment on its CIT Group term loan and pay approximately $3.0 million of closing costs and fees. The balance of the proceeds will be used to provide working capital necessary to support operations and for other general corporate purposes. The $30 million senior secured term loan bears interest at 15% per annum, payable monthly 10% in cash and 5% paid-in-kind, requires a monthly principal payment of $500,000 beginning July 2005 and matures on March 31, 2007. The $40 million senior secured term loan bears interest at 10% per annum, payable monthly 8% in cash and 2% paid-in-kind and matures on March 31, 2007.

     The second step of the Company’s recapitalization plan consists of a debt for equity exchange. In order to implement this exchange, the Company entered into a recapitalization letter agreement dated March 31, 2005 that contemplates that the Company will exchange 60 million shares of common stock and a class of mandatorily convertible preferred stock for approximately $85 million of Subordinated Notes and all of the outstanding shares of Series A Redeemable Participating Preferred Stock. The

common and preferred stock to be issued in the debt for equity exchange on an as “as converted” basis will be equivalent to 95% of the Company’s outstanding common stock after giving effect to the recapitalization transaction. The new preferred stock would automatically convert into shares of the Company’s common stock upon an amendment to the Company’s certificate of incorporation to increase the authorized shares of its common stock. Prior to such mandatory conversion, the new preferred stock will have a liquidation preference equal to $40 million. The equity will also be issued in consideration of, among other things, the Subordinated Note holders providing the Senior Credit Facilities and amending the terms of the $25 million of Subordinated Notes that are expected to remain outstanding following the closing of the proposed exchange transaction to extend their maturity to March 2010 and reduce their interest rate to 8% per annum payable in-kind. The recapitalization transaction would result in substantial dilution to the Company’s existing common stockholders. Accordingly, any investment in the Company’s common stock will continue to be highly speculative.

     In addition, the Company amended its CIT Group term loan to extend the $15 million payment due in December 2005 until March 2006 and accelerate the maturity date from June 2006 to March 2006. The Company received consents from its existing lenders to enter into this financing transaction and amended the financial covenants in these existing credit facilities. As a result of closing the financing transaction on March 31, 2005, management expects the Company to be in compliance with the amended debt covenants until at least December 31, 2005.

     “I am pleased to announce the closing of a financing transaction after having explored a number of financing alternatives designed to provide us with necessary working capital to continue our operations. We will continue to work diligently with our Subordinated Note holders to complete the second step of our recapitalization plan.” said John T. Mills, Chairman of the Board. “The working capital provided by the financing transaction will allow us to focus going forward on successfully performing our existing marine construction projects and obtaining additional projects, which we believe will enable us to return to profitable operations.”

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     Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America and the Mediterranean. The Company’s fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

     This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s substantial amount of debt and high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; the Company’s ability to complete the recapitalization of its equity structure and to extend and refinance its credit facilities; the potential receipt of an audit opinion with a “going concern” explanatory paragraph from its independent auditors; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with Williams and the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

     Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

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Horizon Offshore, Inc.
Summary Financial and Operating Data
(Unaudited)
(In thousands, except share and per share data)

	For the Year Ended		For the Three Months
	December 31,		Ended December 31,
	2004	2003	2004	2003
Income Statement Data:
Contract revenues	$254,209	$270,313	$72,194	$65,554
Cost of contract revenues	226,391	263,812	59,161	68,306

Gross profit (loss)	27,818	6,501	13,033	(2,752)
Selling, general and administrative expenses	30,687	21,749	10,940	4,452
Reserve for claims and receivables	5,692	33,092	5,692	33,092
Impairment of property, equipment and intangibles	13,295	21,332	2,059	21,332
Impairment loss on assets held for sale	3,268	—	250	—

Operating loss	(25,124)	(69,672)	(5,908)	(61,628)

Other:
Interest expense, net of amount capitalized	(25,995)	(9,542)	(7,415)	(3,041)
Interest income	286	67	231	37
Loss on debt extinguishment	(1,719)	(868)	—	—
Other income (expense), net	152	(88)	251	119

Net loss before income taxes	(52,400)	(80,103)	(12,841)	(64,513)
Income tax provision (benefit)	2,103	(7,599)	708	697

Net loss	$(54,503)	$(72,504)	$(13,549)	$(65,210)

Earnings (loss) per share:
Net loss per share – basic and diluted	$(2.00)	$(2.74)	$(0.48)	$(2.46)

Weighted average shares used in computing earnings per share:
Basic and diluted	27,233,280	26,429,014	28,088,059	26,467,090

Non-GAAP Financial Data:
Adjusted EBITDA(1)	$17,672	$(28,710)	$8,846	$(35,353)

Adjusted EBITDA calculation is as follows:
Net loss	$(54,503)	$(72,504)	$(13,549)	$(65,210)
Income tax provision (benefit)	2,103	(7,599)	708	697
Net interest expense	25,709	9,475	7,184	2,705
Depreciation and amortization	19,702	19,718	5,815	5,123
Loss on debt extinguishment	1,719	868	—	—
Non-cash impairment of inventory	6,379	—	6,379	—
Non-cash impairment of property, equipment and intangibles	13,295	21,332	2,059	21,332
Non-cash impairment loss on assets held for sale	3,268	—	250	—

Adjusted EBITDA	$17,672	$(28,710)	$8,846	$(35,353)

(1)	Horizon calculates Adjusted EBITDA (adjusted earnings before interest, income taxes, depreciation and amortization) as net income or loss excluding income taxes, net interest expense, depreciation and amortization, cumulative effect of accounting change, loss on debt extinguishment and impairment of inventory, property, equipment and intangibles, and assets held for sale. Net income or loss includes revenues for services for which non-cash consideration is received. Adjusted EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon’s GAAP financials and is used as a measure of operational performance. A reconciliation of the non-GAAP measure to Horizon’s income statement is included. Horizon believes Adjusted EBITDA is a commonly applied measurement of financial performance by investors. Horizon believes Adjusted EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations or that are subject to variations that are not caused by operational performance. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon. Adjusted EBITDA should not be construed as a substitute for income from operations, net income (loss) or cash flows from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Horizon’s operating performance, financial position and cash flows. Horizon’s computation of Adjusted EBITDA may not be comparable to similar titled measures of other companies.

Contact:	David W. Sharp
Horizon Offshore, Inc.
(713) 361-2630